Exhibit 99.1

Transocean Ltd. Investor Relations and Communications Dept.

Analyst Contacts:	Thad Vayda	News Release
+1 713-232-7551

Diane Vento
+1 713-232-8015

Media Contact:	Guy A. Cantwell	FOR RELEASE: August 1, 2012
+1 713-232-7647

TRANSOCEAN LTD. REPORTS SECOND QUARTER 2012 RESULTS

•                  Second quarter 2012 revenues were $2.575 billion compared with $2.337 billion in the first quarter 2012;

•                  Excluding an additional $750 million for estimated loss contingencies associated with the Macondo well incident, second quarter 2012 operating and maintenance expenses were $1.607 billion compared with $1.463 billion in the first quarter 2012;

•                  Second quarter 2012 net loss attributable to controlling interest was $304 million, which included $560 million of net unfavorable items.   This compares with the first quarter 2012 net income attributable to controlling interest of $10 million, which included $181 million of net unfavorable items;

•                  Revenue efficiency(1) was 92.5 percent in the second quarter, compared with 90.6 percent in the first quarter 2012;

•                  Fleet utilization(2) was 66 percent in the second quarter, compared with 61 percent in the first quarter 2012;

•                  Cash flows from operating activities were $459 million in the second quarter, which compares with $540 million in the first quarter 2012;

•                  Second quarter 2012 Annual Effective Tax Rate(3) was 31.1 percent compared with 27.6 percent in the first quarter 2012;

•                  New contracts totaling $4.7 billion were secured in the Fleet Status Report periods April 18, 2012 through July 18, 2012.  Backlog at July 18th was $22.9 billion, a net increase of $2.3 billion.   Since July 18, 2012, additional contracts totaling $144 million were secured; and

•                  Prior period consolidated financial statements have been adjusted to correct for an error primarily related to the recognition of assets for insurance recoveries for legal and other costs associated with the Macondo well incident.  These corrections, described in Appendix A to this release, are immaterial to the prior period consolidated financial statements.

ZUG, SWITZERLAND — Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today reported a net loss attributable to controlling interest of $304 million, or $0.86 per diluted share, for the three months ended June 30, 2012. Second quarter 2012 results included net unfavorable items of $560 million, or $1.58 per diluted share.  The results compare with net income attributable to controlling interest of $124 million, or $0.39 per diluted share, for the three months ended June 30, 2011.  Second quarter 2011 results included net unfavorable items of $36 million, or $0.11 per diluted share, primarily associated with impairment losses on three standard jackups and charges related to unfavorable discrete tax items.

Net unfavorable items, after tax, impacting the second quarter of 2012 included the following:

•                  $750 million, or $2.12 per diluted share, for estimated loss contingencies associated with the Macondo well incident that the company believes is probable and for which a reasonable estimate can be made at this time.  This estimate will be adjusted to reflect new information and future developments as they become known;

•                  $145 million, or $0.41 per diluted share, associated with discrete tax benefits;

•                  $64 million, or $0.18 per diluted share, net gain on the sale of Transocean Nordic, Transocean Shelf Explorer, Roger W. Mowell, and GSF Adriatic II;

•                  $14 million, or $0.04 per diluted share, loss associated with Quantum’s exchange of its 50 percent interest in Transocean Pacific Drilling Inc. for Transocean Ltd.’s shares;

•                  $12 million, or $0.03 per diluted share, in impairments of long-lived assets classified as held for sale; and

•                  $7 million, or $0.02 per diluted share, primarily associated with a gain on disposal of the discontinued operations of Challenger Minerals Inc.

Operations Quarterly Review

Revenues for the three months ended June 30, 2012 were $2.575 billion, compared with revenues of $2.337 billion during the three months ended March 31, 2012.  Contract drilling revenues increased $170 million mainly due to fewer shipyard days and higher revenue efficiency(1) primarily on High Specification Floaters.  Total fleet revenue efficiency(1) was 92.5 percent for the second quarter, compared with 90.6 percent in the first quarter 2012.  Other revenues increased $68 million to $185 million for the second quarter 2012, compared with $117 million in the prior quarter, primarily due to increased activity levels in the company’s drilling management services reporting unit outside the U.S. GOM.

Excluding $750 million for estimated loss contingencies associated with the Macondo well incident, operating and maintenance expenses totaled $1.607 billion for the second quarter 2012.  This compares with $1.463 billion in the first quarter 2012.  The increase in operating and maintenance expenses was partly due to approximately $82 million in higher costs incurred on rigs undergoing shipyard, maintenance, survey and repair projects.  In addition, drilling management services activity levels outside the U.S. GOM increased operating and maintenance costs by $62 million.

General and administrative expenses were $79 million for the second quarter 2012 compared with $69 million in the previous quarter.  The increase was primarily due to transaction costs associated with the Quantum exchange.

Correction of Prior Period Consolidated Financial Statements

Please note that previously reported consolidated financial statements have been adjusted to reflect prior period corrections primarily related to the recognition of assets for insurance recoveries for legal and other costs associated with the Macondo well incident.  These corrections are immaterial to the prior year consolidated financial statements.

For the three months ended March 31, 2012, the corrections reduced income from continuing operations by $55 million and net income attributable to controlling interest by $32 million.  For the three months ended June 30, 2011, the corrections reduced income from continuing operations by $31 million, and net income attributable to controlling interest by $31 million.  Additional details of these corrections, as well as required reconciliations, are provided in Appendix A.

Income Taxes

Transocean’s second quarter Effective Tax Rate(4) was 8.6 percent compared with 47.2 percent in the first quarter 2012.  The decrease in the Effective Tax Rate(4) was due to favorable changes in estimates mainly for settlement of prior year’s tax liabilities.  Transocean’s Annual Effective Tax Rate (3) for the second quarter 2012, which excludes various favorable discrete items totaling $145 million, was 31.1 percent.  This compares with 27.6 percent for the prior quarter.  The increase was primarily due to changes in the blend of income that is taxed based on gross revenues versus pre-tax income and rig movements between taxing jurisdictions, among other things.  Second quarter 2012 income tax expense included an adjustment of $5 million, or $0.01 per diluted share, required to reflect an increase in the Annual Effective Tax Rate(3) to 29.6 percent for the six months ended June 30, 2012, from 27.6 percent for the first quarter of 2012.

Other Items

For the second quarter, interest expense, net of amounts capitalized, was $183 million, compared with $180 million in the first quarter 2012.  Capitalized interest for the second quarter 2012 was $12 million compared with $13 million in the prior quarter.   Interest income decreased to $13 million in the second quarter, compared with $15 million in the first quarter 2012.

Cash flows from operating activities were $459 million for the second quarter compared with $540 million for the first quarter 2012.  Capital expenditures decreased to $236 million for the second quarter compared with $260 million in the first quarter of 2012. The lower capital expenditures were primarily due to timing of shipyard milestone payments associated with the company’s newbuild program.

Forward-Looking Statements

Statements included in this news release, including those regarding estimates of Transocean’s goodwill or long-lived asset impairments and the estimated loss contingencies associated with the Macondo well incident, are forward-looking statements that involve certain assumptions. These statements are based on currently available competitive, financial, and economic data along with our current operating plans and involve risks and uncertainties including, but not limited to, market conditions, Transocean’s results of operations, the effect and results of litigation, assessments and contingencies, and other factors detailed in “Risk Factors” and elsewhere in Transocean’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Transocean disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. EDT, 4:00 p.m. CEST, on Thursday, August 2, 2012. To participate, dial +1 719-325-4929 and refer to confirmation code 4582389 approximately 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto Transocean’s website at www.deepwater.com and selecting “Investor Relations.” A file containing four charts that may be discussed during the conference call, titled “2Q12 Charts,” has been posted to Transocean’s website and can also be found by selecting “Investor Relations/Quarterly Toolkit.” The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in Transocean’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. EDT, 7:00 p.m. CEST, on August 2, 2012, and can be accessed by dialing +1 719-457-0820 or +1 888-203-1112 and referring to the confirmation code 4582389. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced internet addresses. Both replay options will be available for approximately 30 days.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells.  We own or have partial ownership interests in and operate a fleet of 128 mobile offshore drilling units consisting of 49 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 25 Midwater Floaters, 10 High-Specification Jackups, 43 Standard Jackups and one swamp barge.  In addition, we have two Ultra-Deepwater Drillships and three High-Specification Jackups under construction.  The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

(1) Revenue efficiency is defined as actual revenue divided by the highest amount of total revenue which could have been earned during the relevant period(s). See the accompanying schedule entitled “Revenue Efficiency.”

(2) Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in the company’s fleet. See the accompanying schedule entitled “Utilization.”

(3) Annual Effective Tax Rate is defined as income tax expense from continuing operations excluding various discrete items (such as changes in estimates and tax on items excluded from income before income tax expense) divided by income from continuing operations before income tax expense excluding gains on sales and similar items pursuant to the accounting standards for income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

(4) Effective Tax Rate is defined as income tax expense from continuing operations divided by income from continuing operations before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

For more information about Transocean, please visit the website at www.deepwater.com.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Operating revenues
Contract drilling revenues	$2,390	$2,096	$4,610	$4,056
Other revenues	185	238	302	422
	2,575	2,334	4,912	4,478
Costs and expenses
Operating and maintenance	2,357	1,528	3,820	2,905
Depreciation and amortization	345	359	700	713
General and administrative	79	66	148	133
	2,781	1,953	4,668	3,751
Loss on impairment	(12)	(25)	(239)	(25)
Gain (loss) on disposal of assets, net	55	(1)	51	7
Operating income (loss)	(163)	355	56	709

Other income (expense), net
Interest income	13	5	28	20
Interest expense, net of amounts capitalized	(183)	(147)	(363)	(292)
Other, net	(6)	(5)	(24)	(2)
	(176)	(147)	(359)	(274)
Income (loss) from continuing operations before income tax expense	(339)	208	(303)	435
Income tax (benefit) expense	(29)	77	(12)	143
Income (loss) from continuing operations	(310)	131	(291)	292
Income (loss) from discontinued operations, net of tax	7	2	6	174

Net income (loss)	(303)	133	(285)	466
Net income (loss) attributable to noncontrolling interest	1	9	9	23
Net income (loss) attributable to controlling interest	$(304)	$124	$(294)	$443

Earnings (loss) per share-basic
Earnings (loss) from continuing operations	$(0.88)	$0.38	$(0.85)	$0.84
Earnings (loss) from discontinued operations	0.02	0.01	0.02	0.54
Earnings (loss) per share	$(0.86)	$0.39	$(0.83)	$1.38

Earnings (loss) per share-diluted
Earnings (loss) from continuing operations	$(0.88)	$0.38	$(0.85)	$0.84
Earnings (loss) from discontinued operations	0.02	0.01	0.02	0.54
Earnings (loss) per share	$(0.86)	$0.39	$(0.83)	$1.38

Weighted-average shares outstanding
Basic	353	320	352	319
Diluted	353	320	352	320

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$3,964	$4,017
Accounts receivable, net of allowance for doubtful accounts of $28 at June 30, 2012 and December 31, 2011	2,124	2,176
Materials and supplies, net of allowance for obsolescence of $81 and $73 at June 30, 2012 and December 31, 2011, respectively	676	627
Deferred income taxes, net	142	142
Assets held for sale	9	26
Other current assets	452	537
Total current assets	7,367	7,525

Property and equipment	30,559	29,037
Property and equipment of consolidated variable interest entities	813	2,252
Less accumulated depreciation	9,165	8,756
Property and equipment, net	22,207	22,533
Goodwill	3,099	3,217
Other assets	1,769	1,757
Total assets	$34,442	$35,032

Liabilities and equity
Accounts payable	$917	$880
Accrued income taxes	121	89
Debt due within one year	2,772	1,942
Debt of consolidated variable interest entities due within one year	28	245
Other current liabilities	2,888	2,372
Total current liabilities	6,726	5,528

Long-term debt	9,862	10,756
Long-term debt of consolidated variable interest entities	177	593
Deferred income taxes, net	487	519
Other long-term liabilities	1,581	1,893
Total long-term liabilities	12,107	13,761

Commitments and contingencies
Redeemable noncontrolling interest	—	116

Shares, CHF 15.00 par value, 402,282,355 authorized, 167,617,649 conditionally authorized, and 373,830,649 and 365,135,298 issued at June 30, 2012 and December 31, 2011, respectively; 359,284,907 and 349,805,793 outstanding at June 30, 2012 and December 31, 2011, respectively	5,127	4,982
Additional paid-in capital	7,472	7,211
Treasury shares, at cost, 2,863,267 held at June 30, 2012 and December 31, 2011	(240)	(240)
Retained earnings	3,780	4,180
Accumulated other comprehensive loss	(516)	(496)
Total controlling interest shareholders’ equity	15,623	15,637
Noncontrolling interest	(14)	(10)
Total equity	15,609	15,627
Total liabilities and equity	$34,442	$35,032

TRANSOCEAN LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(In millions)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Cash flows from operating activities
Net income (loss)	$(303)	$133	$(285)	$466
Adjustments to reconcile to net cash provided by operating activities
Amortization of drilling contract intangibles	(12)	(10)	(23)	(20)
Depreciation and amortization	345	359	700	713
Share-based compensation expense	25	27	48	54
Loss on impairment	12	25	239	25
(Gain) loss on disposal of assets, net	(55)	1	(51)	(7)
(Gain) loss on disposal of discontinued operations, net	(10)	—	(10)	(169)
Amortization of debt issue costs, discounts and premiums, net	17	36	35	62
Deferred income taxes	(26)	12	(43)	36
Other, net	20	14	41	11
Changes in deferred revenue, net	7	(3)	(5)	43
Changes in deferred expenses, net	28	(48)	(21)	(84)
Changes in operating assets and liabilities	411	(206)	374	(400)
Net cash provided by operating activities	459	340	999	730

Cash flows from investing activities
Capital expenditures	(236)	(293)	(496)	(533)
Proceeds from disposal of assets, net	144	5	185	18
Proceeds from disposal of discontinued operations, net	17	—	17	259
Other, net	13	(27)	25	(33)
Net cash used in investing activities	(62)	(315)	(269)	(289)

Cash flows from financing activities
Changes in short-term borrowings, net	(260)	5	(260)	56
Proceeds from debt	—	—	—	5
Repayments of debt	(173)	(202)	(320)	(249)
Proceeds from restricted cash investments	84	—	192	—
Deposits to restricted cash investments	(74)	—	(116)	—
Distribution of qualifying additional paid-in capital	—	(254)	(278)	(254)
Other, net	8	3	(1)	(4)
Net cash used in financing activities	(415)	(448)	(783)	(446)

Net decrease in cash and cash equivalents	(18)	(423)	(53)	(5)
Cash and cash equivalents at beginning of period	3,982	3,772	4,017	3,354
Cash and cash equivalents at end of period	$3,964	$3,349	$3,964	$3,349

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS

	Operating Revenues (in millions) (1)
	Three months ended			Six months ended June 30,
	June 30, 2012	March 31, 2012	June 30, 2011	2012	2011
Contract Drilling Revenues
High-Specification Floaters:
Ultra Deepwater Floaters	$1,141	$1,092	$1,005	$2,233	$1,849
Deepwater Floaters	328	242	238	570	528
Harsh Environment Floaters	264	255	181	519	331
Total High-Specification Floaters	1,733	1,589	1,424	3,322	2,708
Midwater Floaters	337	347	376	684	776
Jackups:
High-Specification Jackups	102	78	48	180	79
Standard Jackups	200	189	230	389	459
Total Jackups	302	267	278	569	538
Other Rigs	7	6	8	13	14
Total Contract Drilling Revenues	2,379	2,209	2,086	4,588	4,036
Contract Intangible Revenue	11	11	10	22	20
Other Revenues
Client Reimbursable Revenues	41	48	40	89	77
Integrated Services and Other	6	—	15	6	30
Drilling Management Services	138	69	183	207	315
Total Other Revenues	185	117	238	302	422
Total Company	$2,575	$2,337	$2,334	$4,912	$4,478

	Average Daily Revenue (1)
	Three months ended			Six months ended June 30,
	June 30, 2012	March 31, 2012	June 30, 2011	2012	2011
High-Specification Floaters:
Ultra Deepwater Floaters	$537,000	$534,900	$516,600	$536,000	$493,100
Deepwater Floaters	379,200	357,800	396,400	369,800	396,200
Harsh Environment Floaters	433,200	478,600	430,100	454,400	417.100
Total High-Specification Floaters	481,600	488,800	479,900	485,000	460,800
Midwater Floaters	295,800	275,600	333,000	285,200	322,400
High-Specification Jackups	138,400	116,900	110,300	128,200	108,700
Standard Jackups	89,900	91,200	111,700	90,500	110,400
Other Rigs	77,800	73,300	76,400	75,600	74,900
Total Drilling Fleet	$305,400	$301,100	$312,100	$303,300	$302,400

(1)          Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period.  A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations.

TRANSOCEAN LTD. AND SUBSIDIARIES

FLEET OPERATING STATISTICS (continued)

	Utilization (2)
	Three months ended			Six months ended June 30,
	June 30, 2012	March 31, 2012	June 30, 2011	2012	2011
High-Specification Floaters:
Ultra Deepwater Floaters	87%	83%	80%	85%	79%
Deepwater Floaters	59%	47%	41%	53%	46%
Harsh Environment Floaters	96%	84%	93%	90%	88%
Total High-Specification Floaters	79%	71%	69%	75%	69%
Midwater Floaters	52%	56%	54%	54%	57%
High-Specification Jackups	84%	81%	56%	83%	48%
Standard Jackups	55%	47%	43%	51%	43%
Other Rigs	100%	98%	50%	99%	50%
Total Drilling Fleet	66%	61%	55%	64%	55%

(2)          Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.

	Revenue Efficiency(3)
	Trailing Five Quarters and Historical Data
	2Q 2012	1Q 2012	4Q 2011	3Q 2011	2Q 2011	FY 2011	FY 2010

Ultra Deepwater	92.2%	89.4%	89.5%	86.4%	89.3%	87.7%	88.6%
Deepwater	92.1%	83.2%	88.1%	87.7%	93.9%	89.4%	90.3%
Harsh Environment Floaters	98.1%	97.8%	98.0%	94.4%	98.4%	97.4%	96.0%
Midwater Floaters	87.4%	90.8%	94.2%	90.8%	91.9%	92.6%	92.5%
High Specification Jackups	95.1%	93.4%	94.3%	97.3%	95.6%	95.6%	95.3%
Standard Jackups	97.3%	97.8%	96.4%	98.2%	98.4%	97.7%	97.3%
Others	99.4%	97.3%	98.6%	99.5%	97.6%	98.7%	98.4%

Total Fleet	92.5%	90.6%	91.9%	89.5%	92.1%	90.9%	91.7%

(3)          Revenue efficiency is defined as actual revenue divided by the highest amount of total revenue which could have been earned during the relevant period(s).

TRANSOCEAN LTD. AND SUBSIDIARIES

SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS

(In US$ millions, except percentages)

	Three months ended			Six months ended
	June 30, 2012	March 31, 2012	June 31, 2011	June 30, 2012	June 30, 2011

Income (loss) from continuing operations before income taxes	$(339)	$36	$208	$(303)	$435
Add back (subtract):
Litigation matters	750	—	—	750	—
Gain on disposal of other assets, net	(64)	—	—	(64)	(9)
Loss on impairment of goodwill and other assets	12	227	25	239	25
Loss on redeemed noncontrolling interest	14	11	—	25	—
Other, net	—	1	—	1	5
Adjusted income from continuing operations before income taxes	373	275	233	648	456

Income tax (benefit) expense from continuing operations	(29)	17	77	(12)	143
Add back (subtract):
Loss on impairment	—	30	—	30	—
Changes in estimates (1)	145	29	(13)	174	(33)
Other, net	—	—	—	—	2
Adjusted income tax expense from continuing operations (2)	$116	$76	$64	$192	$112

Effective Tax Rate (3)	8.6%	47.2%	37.0%	4.0%	32.9%

Annual Effective Tax Rate (4)	31.1%	27.6%	27.5%	29.6%	24.6%

(1)

Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2)

The three and six months ended June 30, 2012 includes $5 million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.

(3)	Effective Tax Rate is income tax expense divided by income before income taxes.
(4)

Annual Effective Tax Rate is income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.

TRANSOCEAN LTD. AND SUBSIDIARIES

APPENDIX A

Correction of Errors in Previously Reported Consolidated Financial Statements

We perform assessments of our contingencies and corresponding assets for insurance recoveries on an ongoing basis to evaluate the appropriateness of our balances and disclosures for such contingencies and insurance recoveries.  We establish liabilities for estimated loss contingencies when we believe a loss is probable and the amount of the probable loss can be reasonably estimated.  We recognize corresponding assets for those loss contingencies that we believe are probable of being recovered through insurance.  In performing these assessments in the three months ended June 30, 2012, we identified an error in our previously issued financial statements for the year ended December 31, 2011 and the three months ended March 31, 2012 related to the recognition of assets for insurance recoveries related to legal and other costs totaling $67 million and $37 million, respectively, which we have concluded should not have been recorded because they were not probable of recovery.

We assessed the materiality of this error in accordance with SEC Staff Accounting Bulletin (“SAB”) No. 99, Materiality and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), using both the rollover method and the iron curtain method, as defined in SAB 108, and concluded the error, inclusive of other adjustments discussed below, was immaterial to prior years but could be material to the current year.  Under SAB 108, if the prior year error that, if corrected in the current year, would be material to the current year, the prior year financial statements should be corrected, even though such correction previously was immaterial to the prior year financial statements.  Correcting prior year financial statements for immaterial errors does not require our previously filed reports to be amended, but rather these corrections will be made the next time we file the prior period consolidated financial statements.

In addition to the adjustments in 2011 and 2012 related to the assets for insurance recoveries, we recorded other adjustments related to the years ended December 31, 2011 and 2010 and the three months ended March 31, 2012 to correct for immaterial errors for repair and maintenance costs, income taxes, discontinued operations, and the allocation of net income attributable to noncontrolling interest.  These other adjustments were not previously recorded in the appropriate periods, as we concluded that they were immaterial to our previously issued consolidated financial statements.

For the three months ended March 31, 2012, the correction of these errors reduced income from continuing operations by $55 million and net income attributable to controlling interest by $32 million.  For the three and six month periods ended June 30, 2011, correction of these errors reduced income from continuing operations by $31 million and $34 million, respectively, and net income attributable to controlling interest by $31 million and $22 million, respectively.  For the year ended December 31, 2011, correction of these errors increased loss from continuing operations by $31 million and net loss attributable to controlling interest by $29 million.  For the year ended December 31, 2010, correction of these errors reduced income from continuing operations by $19 million and net income attributable to controlling interest by $35 million.  The summary of adjustments for increases and (decreases) to net income (loss) from continuing operations and net income (loss) attributable to controlling interest for the applicable periods were as follows (in millions):

	Three months ended		Six months ended	Years ended
	March 31, 2012	June 30, 2011	June 30, 2011	December 31, 2011	December 31, 2010

Legal and other costs	$(37)	$(19)	$(30)	$(67)	$—
Repair and maintenance costs	—	(32)	(48)	11	(11)
Income tax (expense) benefit	7	5	20	16	(4)
Other immaterial adjustments, net	(25)	15	24	9	(4)
Net adjustment to income from continuing operations	(55)	(31)	(34)	(31)	(19)
Net adjustment to income from discontinued operations, net of tax	14	—	(4)	(14)	—
Net adjustment to net income attributable to noncontrolling interest	9	—	16	16	(16)
Net adjustment to net income attributable to controlling interest	$(32)	$(31)	$(22)	$(29)	$(35)

The effects of the corrections of the errors on our consolidated statements of operations and balance sheets are presented in the tables below.  The corrections of the errors had no effect on our consolidated statements of comprehensive income (loss) other than the effect of the changes to net income (loss) for each period.  The corrections of the errors had no effect on the previously reported amounts of operating, investing, and financing cash flows in our consolidated statements of cash flows.

TRANSOCEAN LTD. AND SUBSIDIARIES

APPENDIX A

Correction of Errors in Previously Reported Consolidated Financial Statements (continued)

	Three months ended March 31, 2012
	Previously reported	Adjustments	As adjusted
Operating revenues
Contract drilling revenues	$2,214	$6	$2,220
Other revenues	117	—	117
	2,331	6	2,337
Costs and expenses
Operating and maintenance	1,410	53	1,463
Depreciation and amortization	351	4	355
General and administrative	69	—	69
	1,830	57	1,887
Loss on impairment	(227)	—	(227)
Gain (loss) on disposal of assets, net	(4)	—	(4)
Operating income (loss)	270	(51)	219

Other income (expense), net
Interest income	15	—	15
Interest expense, net of amounts capitalized	(180)	—	(180)
Other, net	(7)	(11)	(18)
	(172)	(11)	(183)
Income (loss) from continuing operations before income tax expense	98	(62)	36
Income tax (benefit) expense	24	(7)	17
Income (loss) from continuing operations	74	(55)	19
Income (loss) from discontinued operations, net of tax	(15)	14	(1)

Net income (loss)	59	(41)	18
Net income (loss) attributable to noncontrolling interest	17	(9)	8
Net income (loss) attributable to controlling interest	$42	$(32)	$10

Earnings (loss) per share-basic
Earnings (loss) from continuing operations	$0.16	$(0.13)	$0.03
Earnings (loss) from discontinued operations	(0.04)	0.04	—
Earnings (loss) per share	$0.12	$(0.09)	$0.03

Earnings (loss) per share-diluted
Earnings (loss) from continuing operations	$0.16	$(0.13)	$0.03
Earnings (loss) from discontinued operations	(0.04)	0.04	—
Earnings (loss) per share	$0.12	$(0.09)	$0.03

TRANSOCEAN LTD. AND SUBSIDIARIES

APPENDIX A

Correction of Errors in Previously Reported Consolidated Financial Statements (continued)

	Three months ended June 30, 2011			Six months ended June 30, 2011
	Previously reported	Adjustments	As adjusted	Previously reported	Adjustments	As adjusted
Operating revenues
Contract drilling revenues	$2,096	$—	$2,096	$4,056	$—	$4,056
Other revenues	238	—	238	422	—	422
	2,334	—	2,334	4,478	—	4,478
Costs and expenses
Operating and maintenance	1,492	36	1,528	2,851	54	2,905
Depreciation and amortization	359	—	359	713	—	713
General and administrative	66	—	66	133	—	133
	1,917	36	1,953	3,697	54	3,751
Loss on impairment	(25)	—	(25)	(25)	—	(25)
Gain (loss) on disposal of assets, net	(1)	—	(1)	7	—	7
Operating income (loss)	391	(36)	355	763	(54)	709

Other income (expense), net
Interest income	5	—	5	20	—	20
Interest expense, net of amounts capitalized	(147)	—	(147)	(292)	—	(292)
Other, net	(5)	—	(5)	(2)	—	(2)
	(147)	—	(147)	(274)	—	(274)
Income (loss) from continuing operations before income tax expense	244	(36)	208	489	(54)	435
Income tax (benefit) expense	82	(5)	77	163	(20)	143
Income (loss) from continuing operations	162	(31)	131	326	(34)	292
Income (loss) from discontinued operations, net of tax	2	—	2	178	(4)	174

Net income (loss)	164	(31)	133	504	(38)	466
Net income (loss) attributable to noncontrolling interest	9	—	9	39	(16)	23
Net income (loss) attributable to controlling interest	$155	$(31)	$124	$465	$(22)	$443

Earnings (loss) per share-basic
Earnings (loss) from continuing operations	$0.47	$(0.09)	$0.38	$0.89	$(0.05)	$0.84
Earnings (loss) from discontinued operations	0.01	—	0.01	0.55	(0.01)	0.54
Earnings (loss) per share	$0.48	$(0.09)	$0.39	$1.44	$(0.06)	$1.38

Earnings (loss) per share-diluted
Earnings (loss) from continuing operations	$0.47	$(0.09)	$0.38	$0.89	$(0.05)	$0.84
Earnings (loss) from discontinued operations	0.01	—	0.01	0.55	(0.01)	0.54
Earnings (loss) per share	$0.48	$(0.09)	$0.39	$1.44	$(0.06)	$1.38

TRANSOCEAN LTD. AND SUBSIDIARIES

APPENDIX A

Correction of Errors in Previously Reported Consolidated Financial Statements (continued)

	Year ended December 31, 2011			Year ended December 31, 2010
	Previously reported	Adjustments	As adjusted	Previously reported	Adjustments	As adjusted
Operating revenues
Contract drilling revenues	$8,380	$(6)	$8,374	$8,986	$—	$8,986
Other revenues	762	—	762	480	—	480
	9,142	(6)	9,136	9,466	—	9,466
Costs and expenses
Operating and maintenance	6,956	45	7,001	5,074	15	5,089
Depreciation and amortization	1,449	(4)	1,445	1,536	—	1,536
General and administrative	288	—	288	246	—	246
	8,693	41	8,734	6,856	15	6,871
Loss on impairment	(5,229)	—	(5,229)	(1,010)	—	(1,010)
Gain (loss) on disposal of assets, net	4	—	4	257	—	257
Operating income (loss)	(4,776)	(47)	(4,823)	1,857	(15)	1,842

Other income (expense), net
Interest income	44	—	44	23	—	23
Interest expense, net of amounts capitalized	(621)	—	(621)	(567)	—	(567)
Other, net	(81)	—	(81)	(23)	—	(23)
	(658)	—	(658)	(567)	—	(567)
Income (loss) from continuing operations before income tax expense	(5,434)	(47)	(5,481)	1,290	(15)	1,275
Income tax (benefit) expense	395	(16)	379	336	4	340
Income (loss) from continuing operations	(5,829)	(31)	(5,860)	954	(19)	935
Income (loss) from discontinued operations, net of tax	197	(14)	183	34	—	34

Net income (loss)	(5,632)	(45)	(5,677)	988	(19)	969
Net income (loss) attributable to noncontrolling interest	93	(16)	77	27	16	43
Net income (loss) attributable to controlling interest	$(5,725)	$(29)	$(5,754)	$961	$(35)	$926

Earnings (loss) per share-basic
Earnings (loss) from continuing operations	$(18.40)	$(0.05)	$(18.45)	$2.88	$(0.11)	$2.77
Earnings (loss) from discontinued operations	0.61	(0.04)	0.57	0.11	—	0.11
Earnings (loss) per share	$(17.79)	$(0.09)	$(17.88)	$2.99	$(0.11)	$2.88

Earnings (loss) per share-diluted
Earnings (loss) from continuing operations	$(18.40)	$(0.05)	$(18.45)	$2.88	$(0.11)	$2.77
Earnings (loss) from discontinued operations	0.61	(0.04)	0.57	0.11	—	0.11
Earnings (loss) per share	$(17.79)	$(0.09)	$(17.88)	$2.99	$(0.11)	$2.88

TRANSOCEAN LTD. AND SUBSIDIARIES

APPENDIX A

Correction of Errors in Previously Reported Consolidated Financial Statements (continued)

	December 31, 2011			December 31, 2010
	Previously reported	Adjustments	As adjusted	Previously reported	Adjustments	As adjusted
Assets
Cash and cash equivalents	$4,017	$—	$4,017	$3,394	$(40)	$3,354
Accounts receivable, net
Trade	2,049	—	2,049	1,653	—	1,653
Other	127	—	127	190	—	190
Materials and supplies, net	627	—	627	514	—	514
Deferred income taxes, net	142	—	142	115	—	115
Assets held for sale	26	—	26	—	—	—
Other current assets	621	(84)	537	329	43	372
Total current assets	7,609	(84)	7,525	6,195	3	6,198

Property and equipment	29,037	—	29,037	26,721	—	26,721
Property and equipment of consolidated variable interest entities	2,252	—	2,252	2,214	—	2,214
Less accumulated depreciation	8,760	(4)	8,756	7,616	—	7,616
Property and equipment, net	22,529	4	22,533	21,319	—	21,319
Goodwill	3,205	12	3,217	8,132	—	8,132
Other assets	1,745	12	1,757	1,165	—	1,165
Total assets	$35,088	$(56)	$35,032	$36,811	$3	$36,814

Liabilities and equity
Accounts payable	$880	$—	$880	$832	$—	$832
Accrued income taxes	89	—	89	109	—	109
Debt due within one year	1,942	—	1,942	1,917	—	1,917
Debt of consolidated variable interest entities due within one year	97	148	245	95	148	243
Other current liabilities	2,350	22	2,372	883	12	895
Total current liabilities	5,358	170	5,528	3,836	160	3,996

Long-term debt	10,756	—	10,756	8,354	—	8,354
Long-term debt of consolidated variable interest entities	741	(148)	593	855	(148)	707
Deferred income taxes, net	523	(4)	519	575	10	585
Other long-term liabilities	1,903	(10)	1,893	1,791	—	1,791
Total long-term liabilities	13,923	(162)	13,761	11,575	(138)	11,437

Commitments and contingencies
Redeemable noncontrolling interest	116	—	116	25	16	41

Shares	4,982	—	4,982	4,482	—	4,482
Additional paid-in capital	7,211	—	7,211	7,504	—	7,504
Treasury shares, at cost	(240)	—	(240)	(240)	—	(240)
Retained earnings	4,244	(64)	4,180	9,969	(35)	9,934
Accumulated other comprehensive loss	(496)	—	(496)	(332)	—	(332)
Total controlling interest shareholders’ equity	15,701	(64)	15,637	21,383	(35)	21,348
Noncontrolling interest	(10)	—	(10)	(8)	—	(8)
Total equity	15,691	(64)	15,627	21,375	(35)	21,340
Total liabilities and equity	$35,088	$(56)	$35,032	$36,811	$3	$36,814